EXHIBIT 10.1

November 12, 2007

Kenneth D. Denman
3800 Bridge Parkway
Redwood Shores, CA 94065

Re:           Amendment of Offer Letter Agreement

Dear Ken:

As we have discussed, this letter agreement confirms an amendment (the “Amendment”) to the terms of your employment offer letter agreement with iPass Inc. (the “Company”) dated November 13, 2001 (the “Offer Letter”).  The Amendment is effective as of the date that you sign and return it (the “Effective Date”).

Pursuant to this Amendment:

(1)           the ninth paragraph of the Offer Letter (for purposes of clarity, the paragraph beginning with “Your employment with the Company is at the will of each party . . ..”) is superseded in its entirety and replaced with the following new paragraph:

Your employment with the Company is at the will of each party, is not for a specific term and can be terminated by you or by the Company at any time, with or without Cause (as defined in Appendix A), and with or without advance notice.  Subject to satisfaction of the conditions set forth in Appendix A hereto, you shall be entitled to such severance benefits and change in control benefits, as applicable, as are set forth in Appendix A hereto.

(2)           There is added to the Offer Letter Appendix A hereto.

Except as modified herein, all other terms of the Offer Letter shall remain in full force and effect.  This Amendment, together with the Offer Letter and your Employee Proprietary Information and Inventions Agreement, constitutes the entire agreement between you and the Company regarding the terms of your employment.  It supersedes any prior statements, representations or promises made to you concerning the subjects contained in this Amendment and the Offer Letter, and only can be modified in a writing signed by you and a duly authorized member of the Company’s Board of Directors.  This Amendment will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Amendment is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Amendment and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.  This Amendment shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles.  Any ambiguity in this Amendment shall not be construed against either party as the drafter.  Any waiver of a breach of this Amendment, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder.  This Amendment may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

Please sign below to indicate your understanding and acceptance of these new terms.

Sincerely,

iPass Inc.

By:	/s/ John D. Beletic
John D. Beletic -
Member of the Board of Directors

Understood and Accepted By:

/s/ Kenneth D. Denman
Kenneth D. Denman

Date:	12/20/07

Appendix A

I.           Severance Benefits.

If the Company terminates your employment without Cause or if you resign for Good Reason (as defined below) (each, a "Covered Termination"), and you sign, date, return to the Company and allow to become effective a general release of all known and unknown claims in the form provided to you by the Company (which may, at the Company’s election, be contained in a separation agreement) (the “Release”), then you will be eligible for the following as your sole severance benefits (the “Severance Benefits”):

(1)           Base Salary Severance Payment. You will receive a severance payment equal to nine (9) months of your base salary in effect as of the employment termination date (the “Termination Date”), subject to required payroll deductions and withholdings and paid in a lump sum within ten (10) business days after the effective date of the Release.

(2)           Prorated Bonus Severance Payment.  You will receive an additional severance payment in an amount up to nine-twelfths (9/12) of your annual performance bonus target amount in effect as of the Termination Date, with the specific amount of the additional severance payment to be determined by the Compensation Committee of the Board of Directors, in its sole discretion (the “Prorated Bonus Severance Payment”).  The Prorated Bonus Severance Payment will be subject to required payroll deductions and withholdings and paid in a lump sum within ten (10) business days after the effective date of the Release.

(3)           Health Insurance. If you timely elect continued group health insurance coverage pursuant to federal COBRA law or comparable state insurance laws (collectively, “COBRA”), the Company will pay your COBRA premiums sufficient to continue group health insurance coverage for you and your covered dependents (if applicable) at the level of coverage in effect as of the Termination Date, through the earlier of either (i) eighteen (18) months after the Termination Date, or (ii) the date that you become eligible for group health insurance coverage through another employer.  In the event you receive the Severance Benefits, you must promptly notify the Company in writing if you become eligible for group health insurance coverage through another employer within eighteen (18) months after the Termination Date.

(4)           Equity Award Acceleration.   You will receive accelerated vesting of any equity awards (including but not limited to restricted stock) which are not fully vested as of the Termination Date (collectively, the “Equity Awards”), as follows:  (i) if the Covered Termination does not occur within eighteen (18) months after the consummation of a Corporate Transaction (as defined below), the Equity Awards shall receive nine (9) months of vesting acceleration, effective as of the Termination Date, and (ii) if the Covered Termination occurs within eighteen (18) months after the consummation of a Corporate Transaction, the Equity Awards will receive full vesting acceleration, effective as of the Termination Date.

II.           Corporate Transaction Benefits.

Immediately upon the consummation of a Corporate Transaction, any specified performance target or vesting condition determined by reference to performance targets or operations of the Company or an Affiliate in any restricted stock award issued to you pursuant to any equity incentive plan of the Company shall immediately be deemed satisfied.  Accordingly, such performance targets or conditions need not be satisfied following the Corporate Transaction in order for you to remain eligible to vest in such restricted stock.  However, any requirement specified in such restricted stock award that you continue to render services for the Company or an Affiliate following the Corporate Transaction shall remain in effect, and you shall not vest in such restricted stock unless and until such post-Corporate Transaction service requirement (if any) has been satisfied.

III.           Definitions.

For purposes of the Amendment, the following definitions will apply:

(1)           Definition of Affiliate.  “Affiliate” means a “parent corporation” of the Company or a “subsidiary corporation” of the Company (whether now or hereafter existing), as those terms are defined in Sections 424(e) and (f), respectively, of the Internal Revenue Code of 1986, as amended (the “Code”).

(2)           Definition of Cause. “Cause” shall mean the occurrence of any of the following (and only the following): (i) your conviction of any felony involving fraud or act of dishonesty against the Company or its Affiliates; (ii) conduct by you which, based upon good faith and reasonable factual investigation and determination of the Company’s Board of Directors, demonstrates gross unfitness to serve; or (iii) intentional, material violation by you of any contractual, statutory, or fiduciary duty owed by you to the Company or its Affiliates.

(3)           Definition of Good Reason. “Good Reason” shall mean any of the following actions or events: (i) the Company requires you to relocate to a worksite that is more than sixty (60) miles from its principal executive office as of the Effective Date; (ii) the Company materially reduces your base salary below its then-existing gross rate; or (iii) following a Corporate Transaction, you are not the Chief Executive Officer of the combined business entity (unless you agree in writing not to be the Chief Executive Officer of the combined business entity).  Notwithstanding the foregoing, in order to qualify as “Good Reason,” you must submit to the Company or its successor (as applicable) a written notice, within ninety (90) days after the initial occurrence of any of the actions or events described in the preceding sentence, describing the applicable actions or events, and provide the Company or its successor with at least thirty (30) days from its receipt of your written notice in which to cure such actions or events prior to termination of your employment, and provided that, your employment must terminate no later than twelve (12) months after the applicable actions or events described in (i), (ii) and (iii) above.

(4)           Definition of Corporate Transaction.  “Corporate Transaction” shall mean the occurrence of either of the following events: (i) the sale of all or substantially all of the assets of the Company; or (ii) a merger of the Company with or into another entity in which the stockholders of the Company immediately prior to the closing of the transaction own less than a majority of the ownership interest of the Company immediately following such closing; provided, however, for purposes of determining whether the stockholders of the Company prior to the occurrence of a transaction described above own less than fifty percent (50%) of the voting securities of the relevant entity afterwards, only the lesser of the voting power held by a person either before or after the transaction shall be counted in determining that person’s ownership afterwards.  Once a Corporate Transaction has occurred, no future events shall constitute a Corporate Transaction for purposes of this Amendment.

IV.           Parachute Payments and Deferred Compensation.

(1)           Parachute Payments.  If any payment or benefit that you would receive in connection with a Corporate Transaction from the Company or otherwise (“Corporate Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Corporate Transaction Payment are paid to you, which of the following two alternatives would maximize your after-tax proceeds: (i) payment in full of the entire amount of the Corporate Transaction Payment (a “Full Payment”), or (ii) payment of only a part of the Corporate Transaction Payment so that you receive the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”).  Following such determination, whichever amount results in your receipt, on an after-tax basis, of the greater amount of the Corporate Transaction Payment notwithstanding that all or some portion of the Corporate Transaction Payment may be subject to the Excise Tax, shall be the amount paid to you.  For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, (i) the Corporate Transaction Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and you shall have no rights to any additional payments and/or benefits constituting the Corporate Transaction Payment, and (ii) reduction in payments and/or benefits shall occur in the following order unless you elect in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Corporate Transaction Payment occurs): (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to you. In the event that acceleration of compensation from your equity awards is to be reduced, such acceleration of vesting shall be cancelled by first cancelling such acceleration for the vesting installment that will vest last and continuing by cancelling as a priority such acceleration for vesting installments with the latest vesting, unless you elect in writing a different order for cancellation prior to the event triggering the Corporate Transaction Payment.

(2)           Deferred Compensation. Any cash severance payments provided under Sections I(1) and I(2) above shall be paid no later than the later of: (i) December 31st of the calendar year in which the Covered Termination occurs, or (ii) the fifteenth (15th) day of the third calendar month following the date of the Covered Termination.  It is the intention of the preceding sentence to apply the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) to such payments.